UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 6, 2009

FORTRESS FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	1903 60th Place E, Suite M2240 Bradenton, Florida 34203	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 840-6961
(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

The Company confirms that it has transferred an amount of 67,741,815 shares of Hunt Gold Corporation Common Stock (HGLC.PK) and not the previously stated amount of 40,059,532 shares of Hunt Gold Corporation Common Stock (HGLC.PK) to ensure the final Stock distribution. This was effected on December 22, 2008.

The Company and its Transfer Agent had calculated that the number of Hunt Gold Corporation Common Stock due to these holders in "Street Names" was in the amount of 27,681,135 shares of Hunt Gold Common Stock (HGLC.PK). These shares were placed in a "Reserve Account" at the Transfer Agent to Hunt Gold Corporation (HGLC.PK).

The DTCC has advised the Company that they calculated that an additional amount of 67,740,667 shares of Hunt Gold Corporation Common Stock (HGLC.PK) were required to complete the payment of this Stock Dividend by Fortress Financial Group, Inc. The Company undertook to; and has transferred the difference; that being in the amount of 67,741,815 shares of Hunt Gold Corporation Common Stock (HGLC.PK) to the "Reserve Account" held at the Transfer Agent to Hunt Gold Corporation (HGLC.PK).

Fortress Financial Group, Inc. effected this transfer of Hunt Gold Corporation shares of Common Stock (HGLC.PK) to ensure that all its eligible stockholders receive their shares in Hunt Gold Corporation (HGLC.PK) and to prevent any further delays in the payment of these Stock Dividend shares of Hunt Gold Corporation Common Stock.

The Transfer Agent to Hunt Gold Corporation (HGLC.PK) has confirmed that these shares of Hunt Gold Corporation Common Stock (HGLC.PK) were sent to the DTCC for distribution.

Neither the Company, nor Hunt Gold Corporation (HGLC.PK) or its Transfer Agent are responsible for the payment of these remaining dividends in Hunt Gold Corporation as this distribution to stockholders is being effected by the DTCC.

The Company has now completed the Stock Distribution in respect of the Hunt Gold Corporation (HGLC.PK) Stock Dividend.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits

None.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: January 9, 2009	By:	/s/ Alan Santini
Alan Santini
Company Secretary